Exhibit 4.5

LIMITED WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT

This Limited Waiver and First Amendment to Credit Agreement (this “Agreement”) is made as of April 29, 2022 (the “Effective Date”), by and among Jushi Holdings Inc. (“Borrower”), the other loan parties signatory hereto (the “Other Loan Parties”) and Roxbury, LP (“Lender”). All capitalized terms used but not otherwise defined in this Agreement shall have the meaning provided in the Credit Agreement.

RECITALS

WHEREAS, Borrower, the Other Loan Parties and Lender are parties to that certain Credit Agreement, dated as of October 20, 2021 (the “Credit Agreement”);

WHEREAS, Lender is the only lender under the Credit Agreement as of the Effective Date;

WHEREAS, pursuant to Section 16.1(a) of the Credit Agreement, no amendment, waiver or other modification of any provision of the Credit Agreement shall be effective unless the same shall be in writing and signed by Required Lenders, Borrower and the other Loan Parties;

WHEREAS, Jushi Europe SA (“Jushi Europe”) intends to proceed with a reorganization pursuant to a petition for bankruptcy in Switzerland (the “Jushi Europe Filing”);

WHEREAS, the Loan Parties have requested that the Lender waive any Defaults arising from the Jushi Europe Filing and, subject to the terms and conditions of this Agreement, the Lender is willing to waive any such Defaults arising therefrom; and

WHEREAS, each party hereto desires to enter into this Agreement to amend the Credit Agreement as more expressly provided herein.

NOW, THEREFORE, based on the mutual promises provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

AGREEMENT

1.       Limited Waiver.

a.       As of the Effective Date but subject at all times to Section 4 below, the Lender hereby waives any Default resulting from the Jushi Europe Filing subject to the terms hereof.

b.       The waiver contained in this Section 1 is a limited waiver and (i) shall not constitute nor be deemed to constitute a waiver of (x) any Default or Event of Default other than the Jushi Europe Filing whether or not known to the Lender and whether or not existing on the date of this Agreement, or (y) any term or condition of the Credit Agreement or any other Loan Documents, and (ii) shall not constitute nor be deemed to constitute a consent by the Lender to anything other than as expressly stated herein.

2.       Amendments. As of the Effective Date, the Credit Agreement is hereby amended as follows:

a.	The following new definitions shall be added to Section 1.1 the Credit Agreement:

“First Amendment Effective Date” means April 29, 2022.

“Jushi Europe” means Jushi Europe SA, a société anonyme organized under the laws of Switzerland.

“Jushi Europe Proceeding” means that certain petition for bankruptcy that is contemplated to be filed by Jushi Europe in Switzerland either on or after the First Amendment Effective Date, and any Insolvency Proceeding relating thereto.

b.       The following definitions in Section 1.1 the Credit Agreement shall be deleted in their entirety and replaced with the following:

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Unless otherwise indicated, any use of the term Subsidiary means a Subsidiary of the Borrower; provided that on and after the First Amendment Effective Date, Jushi Europe and each Subsidiary of Jushi Europe shall be deemed to not be a Subsidiary of any Loan Party.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount of Total Funded Indebtedness as of such date, to (b) EBITDAR for the consecutive four (4) fiscal quarter period ended as of such date; provided that for purposes of calculating the EBITDAR for the fiscal quarters ending March 31, 2023, June 30, 2023 and September 30, 2023 to determine compliance with Section 8.1 herein, instead of using the consecutive 4 fiscal quarter period ending as of such date, the EBITDAR will be annualized as follows:

(i) for purposes of calculating the EBITDAR for the fiscal quarter ending March 31, 2023, the EBITDAR for the fiscal quarter ending March 31, 2023 will be multiplied by 4;

(ii) for purposes of calculating the EBITDAR for the fiscal quarter ending June 30, 2023, the sum of EBITDAR for the fiscal quarters ending March 31, 2023 and June 30, 2023 will be multiplied by 2; and

(ii) for purposes of calculating the EBITDAR for the fiscal quarter ending September 30, 2023, the sum of EBITDAR for the fiscal quarters ending March 31, 2023, June 30, 2023 and September 30, 2023 will be multiplied by 1 and 1/3.

c.       The definition of “Permitted Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (u) therein in its entirety and replacing it in its entirety with the following:

(u)       (i) Indebtedness incurred by Jushi Europe SA and/or its Subsidiaries in an amount that shall not exceed the Indebtedness listed on Schedule 1.1(c) plus $500,000 and interest on any such Indebtedness (but excluding intercompany Indebtedness) at any one time outstanding, (ii) beginning on the First Amendment Effective Date, up to $750,000 for expenses relating to the Jushi Europe Proceeding; and (iii) Indebtedness between Excluded Subsidiaries.

d.       The definition of “Permitted Investments” in Section 1.1 of the Credit Agreement is hereby amended by deleting clause (g) therein in its entirety and replacing it with “(g)      [Reserved].”

e.       Section 2.12 of the Credit Agreement is hereby amended by adding “(a)” immediately prior to the first sentence thereof and adding the new subclause (b) at the end of such Section 2.12:

(b) The Borrower shall not, and shall not permit any of its Subsidiaries to, consummate any Senior Notes Refinancing unless the terms and conditions thereof are consented to in writing by the Required Lenders in the Required Lenders’ sole discretion.

f.        Section 8.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.1       Maximum Total Leverage Ratio. The Loan Parties shall have a Total Leverage Ratio, measured on a fiscal quarter-end basis, of not greater than the correlative ratio indicated in the following table:

Applicable Ratio	Fiscal Quarter Ending
N/A	March 31, 2022
N/A	June 30, 2022
N/A	September 30, 2022
N/A	December 31, 2022
6.00 to 1.00	March 31, 2023
5.00 to 1.00	June 30, 2023
4.00 to 1.00	September 30, 2023
4.00 to 1.00	December 31, 2023
3.50 to 1.00	March 31, 2024, and all fiscal quarters ending thereafter

On the Senior Notes Termination Date Agent shall have the right to affirm its consent to the Total Leverage Ratio as currently set forth in this Section 8.1 or to propose revisions. If revisions are proposed, Borrower and Agent agree to work in mutual good faith to modify the Total Leverage Ratio as of the Senior Notes Termination Date.

g.       Section 9.1 of the Credit Agreement is hereby amended by replacing clauses (m) and (n) therein with the following:

(m)       Senior Notes Refinancing. If any Loan Party shall consummate a Senior Notes Refinancing that is counter to Section 2.12(b) herein.

(n)       Jushi Europe Proceeding. Beginning on the First Amendment Effective Date, if the Loan Parties shall incur any liabilities in connection with the Jushi Europe Proceeding which in the aggregate are in excess of $2,500,000 (excluding up to $750,000 of expenses relating to the Jushi Europe Proceeding).

h.	Schedule 1.1(c) attached here is hereby added as a new schedule to the Credit Agreement.

3.       Condition Precedent to Effectiveness. This Agreement shall become effective on the date on which (x) each party hereto has received duly executed counterparts of this Agreement and (y) the representations and warranties contained in Section 5 hereof are true and correct.

4.       Condition Subsequent. Notwithstanding anything to the contrary in the Credit Agreement, it shall be a condition subsequent to the Effective Date that no Loan Party shall make any contribution or Restricted Payment to, or investment in, Jushi Europe or any Subsidiary of Jushi Europe at any time after the Effective Date, except to the extent any expenses or other amounts a Loan Party may incur pursuant to the Credit Agreement (as amended hereby) in connection with the Jushi Europe Proceeding would constitute any of the foregoing. Any breach of this Section 4 shall constitute an immediate Event of Default under the Credit Agreement.

5.	Representations and Warranties. The Borrower and each Loan Party represents and warrants that:

a.       Except to the extent the Jushi Europe Filing constitutes a Default, and except for any matters previously disclosed in writing as exceptions to the representations and warranties set forth in the Credit Agreement, immediately before and immediately after giving effect to this Agreement, the representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (except to the extent that any such representations and warranties specifically relate to an earlier date, in which case all such representations and warranties are true and correct in all material respects on and as of the applicable date); and

b.       Except to the extent the Jushi Europe Filing constitutes a Default, immediately before and immediately after giving effect to this Agreement, no Default or Event of Default will have occurred and be continuing.

6.       Interpretation of Certain Clauses. Any compromise or settlement of an account receivable or a delinquent receivable from Jushi Europe, or any settlement, release, surrender or waiver of a contractual right or claim with respect to the Jushi Europe Proceeding shall be expressly permitted under clauses (j) and (t) of the definition of “Permitted Disposition”.

7.	Miscellaneous.

a.       Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purposes of determining the legal enforceability of any specific provision.

b.       Ratification. Except to the extent expressly modified by this Agreement, the Parties reconfirm and ratify the Credit Agreement and confirm that the Credit Agreement has remained in full force and effect, to the extent set forth therein, since the date of its execution.

c.       No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

d.       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

e.       Loan Document. This Agreement constitutes a Loan Document. All references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement as modified by this Agreement.

f.        APPLICABLE LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK NOT INCLUDING CONFLICTS OF LAWS RULES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

BORROWER:

JUSHI HOLDINGS INC.

By:	/s/ Jon Barack
Name:	Jon Barack
Title:	President

LENDER:

ROXBURY, LP

By:	/s/ Ryan Dunfield
Name:	Ryan Dunfield
Title:	CEO and Managing Principal

Schedule 1.1(c)

Intercompany Notes Payable to Jushi Holdings Inc – $1,920,241

Loans Payable to Third Parties (including minority shareholders) – $3,327,377

Additional Accounts Payable and Accrued Liabilities – $160,114